Rule 424(b)(3)
                                             Registration No. 333-42755


PRICING SUPPLEMENT NO. 29           TO PROSPECTUS DATED January 9, 1998
                                     (As supplemented January 12, 1998)


                          IBM CREDIT CORPORATION

                            MEDIUM-TERM NOTES
                           (Floating Rate Note)

                (Due from 9 months to 30 years from date of issue )

Designation:  Floating Rate         Original Issue Date:
 Medium-Term Notes Due              June 11, 1998
 June 12, 2000


Principal Amount:  $60,000,000      Maturity Date:
                                    June 12, 2000

Issue Price (as a percentage of     Regular Record Dates:
 Principal Amount):  100.00%        Fifteenth calendar day, whether or not
                                    a Business Day, immediately preceding
                                    the corresponding Interest Payment
                                    Date.

Interest Rate Base: 3 Month
 Libor


                                    Interest Determination Dates:

Spread: Minus 9 basis points        Two London Business Days prior
                                    to each Interest Reset Date.


Initial Interest Rate: 5.5975%      Interest Reset Dates:
                                    September 11, 1998, December 11, 1998,
                                    March 11, 1999, June 11, 1999, September
                                    11, 1999, December 11, 1999 and March
                                    11, 2000 or next Business day.


Commission or discount (as a        Interest Reset Period:
 percentage of Principal            Quarterly, commencing with and including
 Amount): 0%                        each Interest Reset Date, to, but
                                    excluding, the immediately following
                                    Interest Reset Date (or any such daily
                                    period after the Maturity Date)

Interest Payment Dates:
 September 11, 1998,
 December 11, 1998, March 11,
 1999, June 11, 1999, September
 11, 1999, December 11, 1999,
 March 11, 2000 and at Maturity.


Redemption Provision: N/A          CUSIP: 449 22L 6K7




                                   Form: [X] Book-Entry
                                         [ ] Certified

This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.


                                 INTEREST

     The Notes will bear interest at a rate reset on the Interest Reset
Dates specified above.  The interest rate in effect from the Original
Issue Date to the first Interest Reset Date with respect to the Notes will be the Initial Interest Rate. Thereafter, the interest rate per annum on the Notes for each Interest Reset Period will be determined as Libor minus a spread of 9 basis points.


     Interest on the Notes will be calculated based on the actual number of days elapsed over a year of 360 days. The initial Calculation Agent with respect to the Notes will be The Chase Manhattan Bank.

     If any Interest Payment Date or any Interest Reset Date would otherwise be a day that is not a Business Day, such date will be postponed to the next day that is a Business Day, unless that day is in the next succeeding calender month, in which case such date will be the next preceding
Business Day. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying
Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in The City of New York and on which dealings in deposits in U.S. dollars are transacted in the London interbank market. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.




                           PLAN OF DISTRIBUTION

The Notes will be sold to Goldman Sachs & Co. for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.

Dated:  June 5, 1998